Exhibit 3.4

ea/cw/5152943/15975917

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF INCORPORATION

This twenty-third day of April two thousand and fourteen, there appeared before me, Rudolf van Bork, civil law notary at Amsterdam:

Esther van As, born in The Hague, the Netherlands, on the twelfth day of April nineteen hundred and seventy-four, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands, in this matter acting as authorized representative in writing of:

British American Tobacco Holdings (The Netherlands) B.V., a private limited liability company under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (zetel) in Amstelveen, the Netherlands, and its principal place of business at Handelsweg 53 A, 1181 ZA Amstelveen, the Netherlands, and registered with the trade register under number 33236251 (Incorporator).

The person appearing declared the following:

the Incorporator hereby incorporates a private limited liability company under Dutch law (besloten vennootschap met beperkte aansprakelijkheid) (Company), with the following Articles of Association.

1/12

ARTICLES OF ASSOCIATION:

1.	Definitions

1.1	In these Articles of Association the following words shall have the following meanings:

Share: a share in the capital of the Company;

Shareholder: a holder of one or more Shares;

General Meeting: the body of the Company consisting of Shareholders entitled to vote and usufructuaries and pledgees with voting rights, or a meeting of Persons with Meeting Right (as the case may be);

Inability: inability (belet) as referred to in Section 2:244 subsection 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

Depositary Receipt: a depositary receipt for a Share;

Management Board: the management board of the Company;

Transferees: has the meaning assigned thereto in Article 10.4;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Company Body: the Management Board or the General Meeting;

Persons with Meeting Right: a Shareholder, a holder of one or more Depositary Receipts with Meeting Right and any usufructuary or pledgee with voting rights in respect of one or more Shares and/or Meeting Right;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorized in writing, and the other rights designated by law to holders of depositary receipts of shares to which Meeting right is attached;

Transferor: has the meaning assigned thereto in Article 10.2.

1.2	References to Articles shall be deemed to refer to articles of these Articles of Association, unless the contrary is apparent.

2.	Name and Official Seat

2.1	The Company’s name is:

B.A.T. Netherlands Finance B.V.

2.2	The official seat of the Company is in Amstelveen, the Netherlands.

3.	Objects

The objects of the Company are:

(a)	the manufacture of Tobacco products, as well as the trade in the aforementioned products, all to be interpreted in the broadest sense;

(b)	to incorporate, to participate in any way whatsoever in, to manage, to administer, to supervise and to otherwise take an interest in businesses and companies;

(c)	to finance businesses and companies; to grant guarantees and to bind the Company or its assets for obligations of the Company, group companies and/or third parties;

(d)

to borrow, to lend, to provide, to place in custody and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

2/12

(e)	to render advice, services to, to make donations to and to - in any way whatsoever - assist businesses and companies with which the Company forms a group and to third parties;

(f)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

(g)	to acquire, alienate, manage and exploit registered property and items of property in general;

(h)	to trade in currencies, securities and items of property in general;

(i)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(j)	to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4.	Capital

4.1	The nominal value of each Share equals four hundred fifty euro (EUR 450.00).

4.2	All Shares shall be registered. No share certificates shall be issued.

5.	Qualitative Obligations

No Share binds any holder thereof to any contractual obligations (verplichtingen van verbintenisrechtelijke aard) other than to pay in that Share in full.

6.	Register

The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees, usufructuaries and holders of Depositary Receipts with Meeting Right.

7.	Issuance of Shares

7.1	Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to the Management Board and may also revoke such transfer.

7.2	A resolution to issue Shares shall stipulate the issue price and the other conditions.

7.3

Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 7.4.

7.4	Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

7.5

The provisions of this Article 7 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

7.6

The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

7.7	The full nominal value of each Share must be paid in upon issuance.

3/12

8.	Own Shares and Reduction of the Issued Capital

8.1	Subject to approval of the General meeting, fully paid in Shares shall be acquired pursuant to a resolution of the Management Board.

8.2	The General Meeting may resolve to reduce the Company’s issued capital.

9.	Transfer of Shares

9.1

The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

9.2

Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

10.	Blocking Clause (approval General Meeting)

10.1

A transfer of one or more Shares can only be effected with due observance of the provisions set out in this Article 10, unless (i) all Shareholders have approved the contemplated transfer in writing, which approval shall then be valid for a period of three months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder.

10.2

A Shareholder wishing to transfer one or more of his Shares (Transferor) shall require the approval of the General Meeting for such transfer. The request for approval shall be made by the Transferor by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Transferor wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

10.3

The Transferor may transfer the total number of Shares to which the request relates, and not part thereof, to the person or persons named in the request within a period of three months after the General Meeting granted the approval requested.

10.4	If:

(a)	the General Meeting does not adopt a resolution regarding the request for approval within six weeks after the request has been received by the Management Board; or

(b)

the approval has been refused without the General Meeting having informed the Transferor, at the same time as the refusal, of one or more transferees that wish to purchase all the Shares to which the request for approval relates for payment in cash (Transferees), the approval requested shall be considered to have been granted, in the event mentioned under (a), on the final day of the six week period mentioned under (a).

4/12

10.5

The Shares to which the request for approval relates can be purchased by the Transferees at a price to be mutually agreed between the Transferor and the Transferees or by one or more experts appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be determined by one or more independent experts to be appointed at the request of one or more of the parties concerned by the chairman of the Chamber of Commerce at which the Company is registered in the Commercial Register. An appointed expert shall be authorized to inspect all books and records of the Company and to obtain all such information as will be useful to him in determining the price.

10.6

Within one month of the price being determined, the Transferees must give notice to the Management Board of the number of Shares to which the request for approval relates they wish to purchase. A Transferee who fails to submit notice within said term shall no longer be regarded as a Transferee. Once the notice mentioned in the preceding sentence has been given, a Transferee can only withdraw with the consent of the other Transferees.

10.7

The Transferor may withdraw within one month after the day of being informed to which Transferee or Transferees all the Shares to which the request for approval relates can be sold and at what price. The Transferor is obliged to cooperate with the transfer of the Shares within two weeks after lapse of that term. If the Transferor does not withdraw timely, and does not meet his obligation to transfer within the said term, the Company shall be irrevocably authorized to transfer the Shares to the Transferee or Transferees. If the Management Board proceeds with such transfer, it shall immediately give notice thereof to the Shareholder concerned. If the Company effectuates the transfer, the Company is entitled to accept the purchase price on behalf of the party entitled thereto, under the obligation to forward the purchase price to such party, after deduction of the expenses chargeable to him, as soon as possible but at the latest ten (10) business days after receipt of the bank account number designated by such party for this purpose.

10.8

All notifications and notices referred to in this Article 10 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the provisions of these Articles of Association.

10.9	All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

(a)	the Transferor if he withdraws;

(b)

the Transferor for one half and the buyers for the other half, provided that if the Shares are purchased by one or more Transferees, each buyer shall contribute to such costs in proportion to the number of Shares purchased by that buyer;

(c)	the Company, in cases not provided for under (a) or (b).

10.10	The preceding provisions of this Article 10 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

5/12

11.	Pledge and Usufruct

11.1	The provisions of Article 9 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

11.2	The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

11.3

Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

12.	Depositary Receipts

12.1

The General Meeting has the authority to attach Meeting Right to Depositary Receipts. The General Meeting also has the authority to deprive Depositary Receipts of Meeting Right, provided that this authority has been reserved at the time the Meeting Right is attached, or with the consent of the relevant Depositary Receipts holder(s).

12.2	The transfer of a Depositary Receipt shall require a deed for that purpose to which those involved in the transfer shall be parties.

12.3

Unless the Company itself is party to the legal act, the Meeting Right attached to a Depositary Receipt can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

13.	Management Board Members

13.1	The Management Board shall consist of one or more members. Both individuals and legal entities can be Management Board members.

13.2	Management Board members are appointed by the General Meeting.

13.3	A Management Board member may be suspended or dismissed by the General Meeting at any time.

13.4	The authority to establish a remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

14.	Duties and Decision-making of the Management Board

14.1

The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it.

14.2	Each Management Board member may cast one vote in the Management Board.

14.3	All resolutions of the Management Board shall be adopted by more than half of the votes cast.

14.4

Management Board resolutions may at all times be adopted outside of a meeting, in writing or otherwise, provided the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions.

14.5

The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible.

6/12

14.6

A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 15.1.

15.	Approval of Management Board Resolutions

15.1

A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

15.2	The Management Board may enter into the legal acts referred in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

15.3	The absence of approval by the General Meeting of a resolution as referred to in this Article 15 shall not affect the authority of the Management Board or its members to represent the Company.

16.	Representation

16.1

The Company shall be represented by the Management Board. If the Management Board consists of two or more members, any two members of the Management Board acting jointly shall also be authorized to represent the Company.

16.2

The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer’s title. Such officers may be registered at the Commercial Register, indicating the scope of their power to represent the Company.

17.	Vacancy or Inability of the Management Board Members

If a seat is vacant on the Management Board (ontstentenis) or upon the Inability of a Management Board member, the remaining Management Board members or member shall temporarily be entrusted with the management of the Company. If all seats in the Management Board are vacant or upon the Inability of all Management Board members or the sole Management Board member, as the case may be, the management of the Company shall temporarily be entrusted to one or more other persons designated for that purpose by the General Meeting.

18.	Financial Year and Annual Accounts

18.1	The Company’s financial year shall be the calendar year.

18.2

Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than six months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company’s office.

7/12

18.3

Within the same period, the Management Board shall also deposit the annual report for inspection by the Shareholders, unless Section 2:396, subsection 7 or Section 2:403 of the Dutch Civil Code applies to the Company.

18.4	The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

18.5	The annual accounts shall be signed by the Management Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

18.6	The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

18.7	The General Meeting shall adopt the annual accounts.

18.8	The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

18.9	When each Shareholder is also a Management Board member, the signing of the annual accounts by all the Management Board members shall not constitute the adoption of such accounts.

19.	Profits and Distributions

19.1

The allocation of profits accrued in a financial year shall be determined by the General Meeting. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at latest immediately after the adoption of the annual accounts, the profits will be reserved.

19.2

The Management Board has the authority to resolve to make interim dividend payments. The General Meeting has the authority to make all other distributions, including but not limited to (interim) distributions out of a reserve.

19.3	If the Company is required by law to maintain reserves, the authority to make distributions only applies to the extent that the equity exceeds these reserves.

19.4

No resolution of the General Meeting to distribute shall have effect without the consent of the Management Board. The Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

20.	General Meetings

20.1

Unless the annual accounts are adopted in accordance with Article 18.9, at least one General Meeting, the annual General Meeting, shall be held or at least once a decision shall be made in accordance with Article 26 during each financial year.

20.2	Other General Meetings shall be held as often as the Management Board deems such necessary.

20.3

One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company’s issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not sufficiently taken such action that the meeting can be held within four weeks after receipt of the request, the applicants shall be authorized to convene a meeting themselves.

8/12

21.	Notice and Venue of Meetings

21.1

Notice of General Meetings shall be given by the Management Board. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company’s issued capital.

21.2	Notice of the meeting shall be given at least eight days before the day of the meeting.

21.3	The notice of the meeting shall specify the subjects to be discussed.

21.4

A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company’s issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (zwaarwichtig belang) of the Company dictates otherwise.

21.5

The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 6. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

21.6

General Meetings are held in the municipality of Amstelveen, Amsterdam or Schiphol (municipality of Haarlemmermeer). General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render advice.

22.	Admittance and Meeting Right

22.1

Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a General meeting by a proxy authorized in writing.

22.2

At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

22.3	The Management Board members shall have the right to give advice in the General Meetings.

22.4	The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

23.	Chairperson and Secretary of the Meeting

23.1

The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

23.2	The chairperson of the meeting shall appoint a secretary for the meeting.

9/12

24.	Minutes and Recording of Shareholders’ Resolutions

24.1

The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

24.2

The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson’s representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company’s office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

25.	Resolutions

25.1	Each Share confers the right to cast one vote.

25.2	To the extent that the law or these Articles of Association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

25.3	If there is a tie in voting, the proposal shall be deemed to have been rejected.

25.4

If the formalities for convening and holding of General Meetings, as prescribed by law or these Articles of Association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice.

25.5

No voting rights may be exercised in the General Meeting for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the depositary receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary. The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

26.	Resolutions without holding Meetings

26.1

Shareholders resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice.

26.2

For the purposes of Article 26.1 the requirement of votes to be cast in writing shall also be met in case the manner in which each vote is cast is indicated in a resolution in writing or is recorded electronically and such resolution is signed by all Persons with Meeting Right.

26.3	As soon as the Management Board is acquainted with the resolution, it shall keep record thereof and add such record to those referred to in Article 24.2.

10/12

27.	Amendment of the Articles of Association

The General Meeting may resolve to amend these Articles of Association. When a proposal to amend these Articles of Association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by the Persons with Meeting Right, until the end of the meeting.

28.	Dissolution and Liquidation

28.1

The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

28.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

28.3	During liquidation, to the extent possible the provisions of these Articles of Association shall continue to apply.

28.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

29.	First Financial Year

The first financial year of the Company shall end on the thirty-first day of December two thousand and fourteen. This article and its heading shall cease to exist after the end of the first financial year.

Finally, the person appearing has declared:

(a)	at incorporation, forty (40) shares with a nominal value of four hundred fifty euro (EUR 450.00) (Issued Shares) are issued at par, which Issued Shares are hereby subscribed for by the Incorporator.

The Issued Shares have been paid up in full, or shall be paid up in full immediately after incorporation, either in cash, by transfer to a bank account to be designated by the Company or by any other means to be agreed upon by the Company and the Incorporator. Payment in a different currency unit than the currency of the nominal value of the Issued Shares are permitted. To the extent applicable, the Company hereby accepts payments made on the Issued Shares;

(b)	the first Management Board members are:

•	Judith Elizabeth Patricia Clot-Bollen, born in Breda, the Netherlands, on the fourth day of october nineteenhundred sixty-two;

•	Hendrik Marie Joan Lina, born in Venlo, the Netherlands, on the eight day of April ninenteenhundred seventy-one;

•	Jacob Cornelis Nooij, born in Haarlemmerliede en Spaarn, the Netherlands on twenty-first day of November ninenteenhundred fifty-eight;

•	Charl Erasmus Steyn, born in Pretoria, South-Africa on the fourth day of April nineteenhundred fifty-six; and

•	Neil Arthur Wadey, born in Shipston-On-Stour, United Kingdom, on the twentieth day of May nineteenhundred sixty-four; and

•	Mark Wiechers, born in Pinelands, South-Africa on the seventh day of June nineteenhundred sixty-eight.

11/12

Power of attorney

Of the abovementioned power of attorney to the person appearing has appeared to me, civil law notary, from one (1) power of attorney, which shall be attached to this deed (Annex).

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date stated in the first paragraph of this deed.

The contents of the deed have been stated and clarified to the person appearing.

The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents.

After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

12/12